Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Hemanth Varghese (“Employee”) and Venus Concept Canada Corp. (“Employer” or “Company” (Employee and Employer are together referred to in this Agreement as the “Parties”), effective as of October 17, 2022 (the “Effective Date”).

RECITALS

A.          Employer is in the business (the “Business”) of developing, marketing and selling non-invasive medical aesthetic devices.

B.         Employer desires to obtain the services of Employee as its President & Chief Business Officer, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C.          Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement and, as additional consideration, to obtain the stock options that Employer is willing to grant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.          Employment.  Employer hereby employs Employee, and Employee agrees to be employed as its President & Chief Business Officer. Employee will report to the Company’s Chief Executive Officer. Reasonable modifications may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee.  Employee will devote full time and attention to Employee’s duties as President & Chief Business Officer.  Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in any Company employee handbook. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws.  During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Chief Executive Officer, the Board of Directors of the Company (the “Board”), or such member or members of the Board to whom such determination is delegated, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.          Term of Employment.  The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3.          Location. Employee will work primarily from Employer’s office in Toronto, Ontario. However, Employee may be required to travel in order to properly and effectively perform Employee’s duties and responsibilities.

4.          Compensation and Stock Options.  For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

4.1       Base Salary.  Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $370,000 USD, payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law.  Employee’s Base Salary will be reviewed at least annually and may be increased in the sole discretion of Employer based on such review.

4.2        Incentive Bonus.  Employee will participate in Employer’s annual incentive bonus plan under which Employee may earn an annual incentive bonus.  The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by the Board or such individuals to whom the Board delegates such determination. Employee’s annual incentive bonus target shall be 60% of Employee’s then Base Salary, with the understanding that the bonus payout could be less or more, depending on achievement of criteria. Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan. Employer will pay bonus payments to Employee at the time the Company makes bonus payments to the rest of the executive management team.

As additional consideration for entering into this Agreement, Employee will be eligible to receive a 2022 annual incentive bonus without automatic pro-rata adjustment notwithstanding the Effective Date, in accordance with the criteria of the annual incentive bonus plan and achievement of related performance objectives and metrics.

4.3        Incentive Equity Awards.  On the Effective Date, Employer will grant to Employee an incentive stock option to purchase 1,100,000 shares in the Company at closing market price on the date of grant. Such shares shall vest as follows: 25% shall vest on the first anniversary of the date of grant and the remaining 75% of such shares shall vest quarterly over three (3) years thereafter, pursuant and subject to Employee’s execution and return of Employer’s Stock Option Agreement.

4.4        Other than as specifically set out in this Agreement, to receive any incentive compensation, Employee must be actively performing services to Employer on the date that the successful attainment of any incentive compensation is announced by Employer in the regular course. Any further entitlement to incentive compensation will be forfeited upon the termination or cessation of Employee’s active employment for any reason, whether or not Employee is receiving, or will receive, any compensatory payment in respect of a termination of employment under this Agreement and regardless of whether such payment constitutes adequate pay in lieu of reasonable notice under the common law. However, for the purpose of incentive compensation, “active employment” shall extend to the minimum applicable termination notice period under the Ontario Employment Standards Act, 2000 (the “ESA”).

5.           Other Benefits.

5.1         Certain Benefits.  Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan. To the extent that a benefit plan requires Employee payment of its premiums, such premiums will be deducted from salary payments.

5.2          Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally and as may otherwise be required by law. For greater clarity, in no event will Employee receive less vacation entitlement than as required by the ESA. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

6.           Termination.

6.1        For Cause.  Employer may terminate Employee’s employment for Cause. For the purposes of this Agreement, “Cause” shall mean anything that would constitute just cause for the immediate termination of Employee’s employment under applicable law. If Employee’s employment is terminated by Employer for Cause, Employer will provide Employee with Base Salary and any accrued and unpaid vacation earned to the date of termination, less applicable withholdings and deductions, and, only if applicable, the Employee’s minimum entitlements under the ESA in respect of notice or pay in lieu of notice, severance pay (if any) and continuation of benefits.

6.2        Without Cause and Not in Connection With a Change in Control or by Employee for Good Reason.  Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice. In addition, Employee may terminate employment with the Employer for Good Reason.

“Good Reason” means Employee’s right to resign from employment with the Employer after providing written notice to the Employer within sixty (60) days after one or more of the following events occurs without Employee’s consent, provided such event remains uncured thirty (30) days after Employee delivers to the Employer of written notice thereof:

(i)           a material reduction in Employee’s authority, duties and responsibilities as President & Chief Business Officer;

(ii)          a change in reporting relationship such that the Employee is no longer reporting to the Chief Executive Officer; or

(iii)         a material reduction by Employer in Employee’s Base Salary in effect immediately prior to such reduction.

If Employer terminates Employee without Cause and not in Connection with a Change in Control (as defined below) or Employee terminates employment for Good Reason, Employer will provide Employee with the following:

(i)          Payment of any wages that are earned, due and payable to Employee up to and including the date of termination, as well as accrued and unpaid vacation pay as may then be required to be paid to the Employee; plus

(ii)          A lump sum payment equal to nine (9) months’ of Employee’s Base Salary as of Employee’s last day of employment; plus

(iii)        A lump sum payment equal to 75% of the average of the last two (2) years’ annual bonus payments that Employee received prior to termination of employment (or, if Employee has not been employed by Employer for two years, then this amount shall be Employee’s target bonus for the year in which Employee’s employment is terminated); plus

(iv)       A lump sum payment equal to a portion of Employee’s annual bonus for the year in which Employee’s employment is terminated, if performance at the time is tracking to achievement of established performance metrics (as determined by the Company in its sole reasonable discretion, prorated for the percentage of the calendar year that has passed as of the date of termination; plus

(v)          Continuation of all group benefits Employee enjoyed immediately prior to termination for the nine (9) month period following the date of termination.

In addition, if (and only if) Employer terminates Employee without Cause and not in Connection with a Change in Control (as defined below) prior to the first (1st) anniversary of the Effective Date, or Employee terminates employment for Good Reason prior to the first (1st) anniversary of the Effective Date, 25% of the then-unvested shares held by Employee from the initial grant of equity shall automatically become vested and, if applicable, exercisable in accordance with the Stock Option Agreement, with such entitlement deemed to extend by the minimum statutory notice period as required by the ESA.

Employee agrees that the payments and entitlements in section 6.2 are fair and reasonable and further acknowledges and agrees that such payments are the only monies and benefits owing by Employer for notice of termination, or pay in lieu thereof, and/or severance pay, if applicable, of any kind, in the event of a termination without Cause. For clarity, Employee acknowledges and understands that they shall not receive any monies, payments or entitlements of any kind whatsoever for reasonable notice at common law.

Employee further acknowledges and agrees that the obligation of Employer under this Section 6.2 to pay or provide any amounts and entitlements exceeding the Employee’s minimum entitlements under the ESA will be contingent upon the Employee’s execution and delivery to the Company of a full and final release of claims, which will include confidentiality, indemnity and non-disparagement provisions and otherwise be in a form satisfactory to the Company.

To the extent that the compensation and benefits set out above do not fully satisfy Employee’s minimum entitlements under the ESA, payment and provision of any additional compensation and benefits that are then required to be paid or provided to Employee in order to satisfy Employee’s minimum entitlements under the ESA. For absolute clarity, in no case will Employee receive less than the minimum payments and benefits that are required to be provided to Employee by the Company upon such termination pursuant to the ESA.

6.3         In Connection With a Change in Control.  In the event of termination by Employer without Cause within twelve (12) months of a Change in Control (as defined below), or, upon a material diminution of Employee’s duties or compensation within twelve (12) months following a Change in Control (as defined below) followed by Employee’s resignation, Employer will provide Employee with the following:

(i)         Payment of any wages that are earned, due and payable to Employee up to and including the date of termination, as well as accrued and unpaid vacation pay as may then be required to be paid to the Employee; plus

(ii)          A lump sum payment equal to eighteen (18) months of Employee’s Base Salary as of Employee’s last day of employment; plus

(iii)       A lump sum payment equal to one and a half (1.5) times the average of the last two (2) annual bonus payments Employee received prior to termination of employment (or, if Employee has not been employed for two years, then this amount shall be one and a half (1.5) times Employee’s target bonus for the year in which Employee’s employment is terminated); plus

(iv)      A lump sum payment equal to a portion of Employee’s annual bonus for the year in which Employee’s employment is terminated, if performance at the time is tracking to achievement of established performance metrics (as determined by the Company in its sole reasonable discretion), prorated for the percentage of the calendar year that has passed as of the date of termination; plus

(v)        Continuation of all group benefits Employee enjoyed immediately prior to termination for the eighteen (18) month period following the date of termination; plus

(vi)         Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Employee shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each ease, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to the date of termination, which is deemed to extend by the minimum statutory notice period as required by the ESA.

Employee agrees that the payments and entitlements in section 6.3 are fair and reasonable and further acknowledges and agrees that in such circumstances, such payments are the only monies and benefits owing by Employer for notice of termination, or pay in lieu thereof, and/or severance pay, if applicable, of any kind. For clarity, Employee acknowledges and understands that they shall not receive any monies, payments or entitlements of any kind whatsoever for reasonable notice at common law.

Employee further acknowledges and agrees that the obligation of Employer under this Section 6.3 to pay or provide any amounts and entitlements exceeding the Employee’s minimum entitlements under the ESA will be contingent upon the Employee’s execution and delivery to the Company of a full and final release of claims, which will include confidentiality, indemnity and non-disparagement provisions and otherwise be in a form satisfactory to the Company.

For the purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)          The sale of a majority of the issued and outstanding shares of the Company to a person or company that is not related to the Employee;

(ii)        Any consolidation or merger of the Company with or into any other corporation or other entity (other than a wholly owned subsidiary of the Company) in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty per cent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization;

(iii)         The sale of all or substantially all of the assets of the Company to a person or company that is not related to the Employee.

A transaction shall not constitute a Change in Control if its sole purpose is to change the province of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.         Termination By Employee Without Good Reason.  Employee may terminate Employee’s employment under this Agreement without Good Reason provided that Employee gives Employer at least sixty (60) days’ notice in writing (the “Resignation Notice Period”), which notice may be waived by Employer, in whole or in part, in its sole discretion, with only payment of Base Salary and continuation of all benefits for such remainder of the Resignation Notice Period.

8.          Return of Property and Information. Upon termination of this Agreement or upon request of the Company, Employee shall  deliver to the Corporation all property, documents and materials pertaining to the Company’s business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Corporation, and all equipment belonging to the company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives and all other media storage devices.

9.          Resignation from Offices and Directorships. Upon termination of Employee’s employment for any reason, Employee shall immediately resign from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Employee shall execute such documents as are necessary or desirable to effectuate such resignations.

10.          Covenant Not To Compete and Not to Solicit.

10.1        During the Term, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which competes with the Company’s Business. Furthermore, for twelve (12) months following the termination of Employee's employment, however caused, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) within United States and Canada and that engages in the same business as:

(i)          The Business of the Company: (1) with which Employee was actively involved at any time during the last two (2) years of Employee's employment, or (2) about which Employee obtained or knew Confidential Information at any time during Employee's employment;

(ii)          Any business of the Company that the Company can reasonably demonstrate was being considered, being researched, or under development by the Company at any time during the two (2) year period immediately preceding the date of termination (but only if Employee obtained or knew Confidential Information about any such business at any time during such period).

Employee is not in default under this Agreement by virtue of holding not more than five percent (5%) (including the securities held by any person acting jointly or in concert with Executive) of the issued and outstanding securities of a company which is listed on a recognized stock exchange.

10.2     During the Term and for a period of twelve (12) months following the termination of Employee’s employment, however caused, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf or in conjunction with any person, business, firm, company or other entity:

(i)          solicit, induce, entice or attempt to entice any employee or contractor of the Company who was an employee or contractor of the Company within the twelve (12) months preceding the date of termination, to terminate their employment, contractual, or other relationship with the Company;

(ii)       solicit or accept any business for any product competitive with any product sold, manufactured, imported, licensed or distributed by the Company (as of the date of termination of the Employee’s employment) from any person, firm or corporation that was a customer of the Company within the twelve (12) months preceding the date of termination; or

(iii)       solicit, induce, entice or attempt to entice any customer or supplier of the Company that was a customer or supplier of the Company within the twelve (12) months preceding the date of termination, to terminate or reduce its business relationship with the Company.

11.      Confidential Information.  Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”).  For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer.

Employee agrees that during the Term and after the termination of Employee’s employment, however caused, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer.  Employee’s obligation under this Agreement is in addition to any obligations Employee has under provincial or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control.  Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information.

Employee’s obligations under this Section 11 are indefinite in term and shall survive the termination of this Agreement.  However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to legal counsel and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.  Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and legal fees.

12.       Work Product and Copyrights.  Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation.  Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer.  Employee further agrees:

(i)          To the extent that any portion of the Work constitutes a work protectable under the copyright laws of Ontario or Canada, that all such Work will be considered a “work made for hire” and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

(ii)          If any portion of the Work does not qualify as a “work made for hire”, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

13.       Inventions and Patents.  For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours.  Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies.  Accordingly, Employee:

(i)          Will make adequate written records of such Inventions, which records will be Employer’s property;

(ii)          Does hereby assign to Employer any rights Employee may have to such Inventions for Canada and all foreign countries;

(iii)       Will waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

(iv)        Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.  Employer will pay to Employee, either during or after the term of this Agreement, the following amounts if Employee is sole inventor, or Employee’s proportionate share if Employee is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is named as an inventor in the patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined.  Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE:  This Section 13 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless:  (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

14.         Remedies.  Notwithstanding other provisions of this Agreement, Employee agrees that Employee’s violation of any of Sections 10, 11, 12 or 13 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 10, 11, 12 or 13.  The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 10, 11, 12 or 13.  Employee also agrees that a violation of any of Sections 10, 11, 12 or 13 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary  and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

15.         Disclosure.  Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

16.        Representation of Employee.  Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement.  Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

17.       Conditions of Employment.  Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s ability to legally work in Canadas, as well as completion of satisfactory confirmation of Employee’s references, the successful completion of any additional interviews and all reasonably required background checks.

18.       Consent to Collect Personal Information. By accepting employment with the Company, Employee hereby authorizes and consents to the collection, use, and disclosure of employee personal information as may reasonably be required to manage the employment relationship, to enable the provision of wages and benefits, to evaluate and assess Employee performance, and to facilitate contact with Employee. Employee acknowledges and agrees that such information may be disclosed to appropriate third parties for the purpose of administering the employment relationship consistent and in accordance with the purposes for which the personal information was collected. The Company is authorized to retain Employee’s personal information for as long as may be required for employment purposes and for a reasonable period of time thereafter as may be necessary, or as may be required by law.

19.        Assignability.  During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

20.       Notices.  Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or another appropriate means of electronic communication, by registered or certified mail, or by overnight courier, to Employee at Attn: Hemanth Varghese, or to the Chairperson the Board of Employer at Attn: Scott Barry, EW Healthcare Partners, 75 Rockefeller Plaza,  Suite 1700A,  New York, NY 10019 (corporate address). Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven (7) days after mailing, if mailed, (iii) one (1) business day after delivery, if delivered by courier, and (iv) one (1) business day following receipt of an appropriate electronic confirmation, if by facsimile  or other means of electronic communication.

21.         Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.  If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

22.        Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

23.         Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable herein.  A court of competent jurisdiction in the Province of Ontario shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement.  Employee consents to such venue and personal jurisdiction.

24.        Counterparts.  This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

25.        Costs and Fees Related to Negotiation and Execution of Agreement.  Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement.  Neither Party will be liable for the payment of any commissions or compensation in the nature of finders' fees or brokers' fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

26.        Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the Chairperson of the Board of Employer.

27.         Employee’s Acknowledgement. Employee acknowledges that:

(i)         Employee has had sufficient time to review the Agreement thoroughly;

(ii)        Employee has read and understands the terms of the Agreement and the obligations hereunder; and

(iii)       Employee has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

/s/ Rajiv De Silva

By:	Rajiv De Silva

Title:	Chief Executive Officer

Date:	October 6, 2022

I have authority to bind the Company.

EMPLOYEE

/s/ Hemanth Varghese

Print Name:	Hemanth Varghese

Date:	October 6, 2022